EXHIBIT 10.2

SYSCO CORPORATION
2013 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT

Under the terms and conditions of the Sysco Corporation 2013 Long-Term Incentive Plan, as amended (the “Plan”), a copy of which is incorporated into this Agreement by reference, Sysco Corporation (the “Company” or “Sysco”) grants to you (the “Optionee”) the option to purchase shares of the Company’s Common Stock, $1.00 par value, subject to adjustment as provided in the Plan (the “Option”). The number of shares of Common Stock subject to this Agreement, the exercise price of the Option, and the date of grant (the “Grant Date”) are set forth in the records of the Company and have been made available to Optionee either (1) directly to Optionee by the Company, or (2) electronically by the Company to Optionee through the website of a third party administrator engaged by the Company, and by accepting this Option, Optionee acknowledges and agrees that he or she has received and/or accessed such information and that such information forms a material part of this Option Agreement.

This Option shall terminate and expire on the tenth anniversary of the Grant Date and shall be subject to the Terms and Conditions of Stock Option attached hereto and incorporated in this Agreement by reference.

When exercised, all or a portion of this Option may be an incentive stock option, governed by Section 422 of the Internal Revenue Code of 1986, as amended.

By accepting this Option, Optionee accepts and agrees to be bound by all of the terms and conditions of the Plan and Terms and Conditions of Stock Option, and Optionee acknowledges receipt of the Plan and the Plan Prospectus, which contains important information, including a discussion of federal tax consequences. In the event of any conflict between the terms of this Option and the Plan, the Plan will control.

This Award is not effective or enforceable until Optionee properly acknowledges acceptance of the Award by completing the electronic receipt as soon as possible, but in no event later than 90 days from the Grant Date. If Optionee does not properly acknowledge acceptance of this Award Agreement on or within 90 days from the Grant Date, this Award will be forfeited.

SYSCO CORPORATION

TERMS AND CONDITIONS OF STOCK OPTION

1.
Please carefully review all of the provisions of the Sysco Corporation 2013 Long-Term Incentive Plan, as amended (the “Plan”). In addition to the conditions set forth in the Plan, the Option is contingent upon satisfying the terms and conditions set forth in this document. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2.
The shares subject to the Option will vest in five equal tranches over a period of five years (i.e. one-fifth on each of the first, second, third, fourth, and fifth anniversaries of the Grant Date), subject to any acceleration provisions contained in the Plan or otherwise set forth in this Agreement and Optionee’s continued employment or service with the Company or any of its Subsidiaries from the Grant Date through the applicable vesting date (each date on which portion of the Option vest pursuant to this Agreement, a “Vesting Date”).

3.	This Option will expire at the close of business on the tenth anniversary of the date of grant.

4.
The vested portion of the Option may be exercised at any time after its applicable Vesting Date, provided that at the time of the exercise all of the conditions set forth in the Plan and in this document have been met. No portion of the Option may be exercised prior to the first anniversary of the Grant Date.

5.
The Option awarded pursuant to this Agreement will vest according to the schedule set forth in Section 2 of this Agreement, subject to Optionee’s continued service with the Company or one of its Subsidiaries through each applicable Vesting Date. Notwithstanding the foregoing, provided that Optionee has been in continuous service with the Company or one of its Subsidiaries since the Grant Date through the date of termination of his or her employment, (a) all Options subject to this Award shall remain in effect and continue to vest according to the vesting schedule set forth on the first page of this Agreement, irrespective of the continuous service limitations set forth in the first sentence of this Section 5, upon the occurrence of (i) Optionee’s termination of employment by reason of Retirement in Good Standing or (ii) Optionee’s Disability, and (b) the Option shall immediately vest, irrespective of the continuous service limitations set forth in the first sentence of this Section 5, upon the occurrence of (i) a “Change in Control Termination” (as defined below) or (ii) Optionee’s termination of employment by reason of death.

6.	For purposes of this Agreement:

a.
“Retirement in Good Standing” means termination of employment after the date Optionee reaches (i) age 55 and Optionee has 10 or more years of service with Sysco, or (ii) age 65, regardless of years of Sysco service.

b.	“Disability” means that Optionee has been determined by the Social Security Administration to be totally disabled.

c.
“Change in Control Termination” means the occurrence of both: (A) a Change in Control and (B) during the period commencing 12 months prior to the first occurrence of the Change in Control and ending 24 months after such Change in Control, the Company or one of its Subsidiaries involuntarily terminates Optionee’s employment without Cause or Optionee terminates employment for Good Reason.

d.	“Good Reason” means:

i.	a material diminution of Optionee’s authority, duties or responsibilities;

ii.	a material change in the geographic location at which Optionee must perform services for the Company or its Subsidiaries;

iii.	a material diminution in the authority, duties or responsibilities of the supervisor to whom Optionee is required to report; or

iv.	a material diminution in Optionee’s base compensation.

Provided that, any such event shall constitute a Good Reason only if (1) Optionee provides written notice to Company within 30 days of the initial existence of the event and (2) Company fails to remedy such circumstance within 30 days after receipt of Optionee’s written notice of the event. If Company fails to remedy the event within that 30-day period, Optionee will then have 30 days to terminate employment for Good Reason.

7.
The Option will normally terminate on the earlier of (i) the date of the expiration of the Option or (ii) the 90th day after severance of Optionee’s employment relationship with the Company or any Subsidiary, as defined in the Plan, for any reason, for or without cause. Whether an authorized leave of absence, or an absence for military or government service, constitutes severance of Optionee’s employment relationship with the Company or a Subsidiary will be determined by the Committee administering the Plan at the time of the event. However, if before the expiration of the Option, Optionee’s employment relationship with the Company or a Subsidiary terminates as a result of Retirement in Good Standing, Change in Control Termination, or Disability, the Option will remain exercisable in accordance with its terms as if Optionee remained an employee of the Company or a Subsidiary, and in the event of Optionee’s death while employed by the Company or any Subsidiary, the Option may be exercised by the executors or administrators of Optionee’s estate for up to three years following the date of Optionee’s death, but in no event later than the original termination date of the Option. Notwithstanding the foregoing, no Option may be exercised more than ten years from the date of grant, and to the extent not exercised by the applicable deadline, the Option will terminate.

8.
No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation or liability of Optionee other than as provided in Section 8. The Option may not be sold, assigned, transferred or otherwise disposed of by Optionee other than by will or the laws of descent and distribution.

9.
By accepting this Award, Optionee acknowledges and agrees that nothing in this Agreement (a) shall be deemed an offer of employment to Optionee; (b) shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Optionee’s employment at any time, or (c) shall confer upon Optionee any right to continue in employment of the Company or any Subsidiary.

10.
At the time or times when Optionee wishes to exercise the Option, Optionee shall be required to follow the procedures established for doing so, which the Committee may revise from time to time.. Notice of exercise of the Option must be accompanied by a payment equal to the applicable Option exercise price plus all withholding taxes due, if any, such amount to be paid in cash or by tendering, either by actual delivery of shares or by attestation, shares of common stock that are acceptable to the Committee, such shares to be valued at Fair Market Value, as defined in the Plan, as of the day the shares are tendered, or paid in any combination of cash and shares, as determined by the Committee. To the extent permitted by applicable law and the policies adopted from time to time by the Committee, Optionee may elect to pay the exercise price through the contemporaneous sale by a third party broker of shares of common stock acquired upon exercise yielding net sales proceeds equal to the exercise price and any withholding tax due and the remission of those sale proceeds to the Company.

11.
Optionee consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports or other related documents, and to the electronic review, confirmation and acceptance procedures governing this grant of Options. Optionee consents and agrees that any such electronic procedures may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan. Optionee further agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Optionee acknowledges and agrees that the Company may provide personal information regarding Optionee and any award of Options under the Plan, included but not limited to this Award, to any third party engaged by the Company to provide administrative or brokerage services related to the Plan.

12.
The Option shall be subject to and governed by the laws of the State of Texas. This Agreement, together with this document and the Plan, contains the entire agreement of you and the Company with respect to the Option, and no representation, inducement, promise, or agreement or other similar understanding between you and the Company not embodied herein shall be of any force or effect, and the Company will not be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.